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Exhibit 21.1

List of Subsidiaries of TransMontaigne Partners L.P. at December 31, 2005

Ownership of subsidiary	Name of subsidiary	Trade Name	State/Country Of Organization
100%	TransMontaigne Operating GP L.L.C.	None	Delaware
100%	TransMontaigne Operating Company L.P.	None	Delaware
100%	Coastal Terminals L.L.C.	None	Delaware
100%	Razorback L.L.C.	None	Delaware
100%	TPSI Terminals L.L.C.	None	Delaware

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  Exhibit 21.1
List of Subsidiaries of TransMontaigne Partners L.P. at December 31, 2005